EXHIBIT 14
CODE OF BUSINESS
CONDUCT AND ETHICS
Adopted January 24, 2005

CODE OF BUSINESS CONDUCT AND ETHICS

i

CODE OF BUSINESS CONDUCT AND ETHICS
Adopted January 24, 2005
CHAPTER 1
INTRODUCTION
A.	GENERAL
           It is the policy of Education Realty Trust, Inc. (the “Company”) to conduct business with the highest degree of ethics and integrity and in accordance with the letter and spirit of all applicable laws, rules and regulations. To further this objective, the Company has issued this Code of Business Conduct and Ethics (the “Code”). The Code describes ethical and legal principles that must guide all of us in our work. To be useful, this Code must be accessible, understandable and reviewed frequently. Employees are expected to become familiar with and strictly adhere to all aspects of the Code. Every employee should feel free to discuss questions about this Code with his or her immediate supervisor, or submit inquiries to the Business Conduct Policy Review Committee referenced in Chapter 4, Part B.
B.	INTENT AND PURPOSE
           Each employee can contribute significantly to establishing the Company’s reputation as an ethical and law-abiding organization by understanding and complying with this Code.
           The Company recognizes that corporate excellence must rest upon a sound foundation of business ethics. Strict compliance with the letter and spirit of this Code is vital to assuring the Company’s continued competitiveness and success in the marketplace. Ethical business conduct is a prerequisite to the Company’s goals of growth, outstanding operational performance, investor satisfaction and employee satisfaction.
C.	APPLICABILITY AND ACCOUNTABILITY
           This Code applies to the Company and any other company later established that is controlled by or affiliated with the Company. All employees are accountable for their individual compliance, and managers and supervisors also are accountable for compliance by their subordinates. This Code also is applicable to the Company’s officers and directors, and the words “employee” and “employees” herein shall be deemed to include them.
D.	RELATIONSHIP TO OTHER COMPANY POLICIES AND PROCEDURES
           This Code is complementary of, and supplemental to, other Company policies and procedures. Such other important policies include, but are not limited to, employment practices such as equal opportunity, workplace harassment and substance abuse. Many of those other policies are available to all Company employees in the Company’s Employee Handbook. Note also that certain businesses may be subject to regulatory and policy limitations more restrictive than the Code. In such cases those regulations and policies, including policies under the Written Supervisory Procedures of the Company, shall govern over the Code. All employees of the Company are expected to read and become familiar with the details of those policies and procedures that relate to their area of work or direct employer. Any employee who needs further information or clarification should consult the Company’s policies and procedures referenced in Chapter 4, Part A “Resources.” In the event an employee believes a conflict exists between this Code and any other Company policy, the employee’s immediate supervisor should be consulted and, if an interpretation is required, the matter may be referred to the Business Conduct Policy Review Committee, referenced in Chapter 4, Part B, for clarification.
           This Code shall be posted on the Company’s website (www.educationrealty.com) where it will be available to the financial community and general public, the Company’s stockholders, employees and their families and other interested persons. Waivers of the Code for officers and directors may be granted only by the Company’s Board of Directors or the Nominating and Corporate Governance Committee of the Board of Directors or any other committee designated by the Board of Directors and must be promptly disclosed to the Company’s stockholders. Any material waivers or amendments of the Code will also be posted on the Company’s website and disclosed pursuant to Item 5.05 of Form 8-K.
E.	COMPLIANCE AND SANCTIONS
           All employees must strictly adhere to this Code and, where applicable, their families shall also adhere to the Code. Compliance will be subject to audit. Managerial, supervisory and other selected employees periodically will be surveyed in respect of compliance as described in Chapter 4, Part G. Violations of the Code will subject employees to discipline, up to and including termination.
CHAPTER 2
BUSINESS CONFLICTS POLICY
A.	CONFLICTS OF INTEREST
Policy
           Employees have a duty of loyalty that requires them to act in the lawful and ethical interests of the Company. As employment with the Company involves a relationship of trust and loyalty, it is essential that employees be free from any influence that might (i) interfere with the proper and efficient discharge of their duties or (ii) be inconsistent with their obligations to the Company. Accordingly, employees should remain free from relationships with Company suppliers, competitors or investors so as to avoid a conflict of interest or interfere with their duty of loyalty to the Company.
Discussion
           While it is not possible to describe all situations and conditions that might involve a conflict of interest, the following examples describe circumstances where conflicts may arise:
•	Financial interest in suppliers, competitors or investors. A conflict of interest may exist when an employee, relative or any other person with whom the employee has a close personal relationship has a direct or indirect financial interest in an organization that does business with or is a competitor of or investor in the Company. Shareholdings of less than 1% of the Company is not considered to be a conflict of interest and are not required to be reported or disclosed.

•	Serving in the management of competitors or investors. A conflict of interest may exist when an employee serves as a director, officer, or in any other management or consulting capacity with, or renders other services to, another organization that does business with or is a competitor of the Company.

•	Loans or guaranties. A conflict of interest may exist when the Company makes loans to, or guarantees of obligations of, an employee, officer or director of the Company.

•	Corporate opportunities. A conflict of interest may exist when an employee, relative of an employee, or any other person with whom the employee has a close personal relationship with, participates in any personal venture or transaction involving a business activity or opportunity that is or may be of interest to the Company. Such persons are prohibited from (a) taking for themselves opportunities that are discovered through the use of Company property, information, or position; (b) using Company property, information, or position for personal gain; and (c) competing with the Company.
           Any actual or potential conflict of interest that has been, or is required to be, disclosed in any Company prospectus, proxy statement, annual report or other public filing is not considered a conflict of interest covered by or reportable under this Part A. Also, any conflict of interest that is permitted pursuant to a written agreement or other written instrument executed by an executive officer of the Company is permitted. For example, the independent board members of the Company must approve transactions that may constitute a conflict of interest.
           If a potential conflict of interest situation exists or is thought to exist, it is the employee’s duty to promptly report it in writing to his or her immediate supervisor. The employee’s supervisor should, in turn, report the situation in writing to the Business Conduct Policy Review Committee (described in Chapter 4, Part B) for review and action, which may involve implementation of precautionary measures to avoid a conflict of interest.
B.	GIFTS AND ENTERTAINMENT
Policy
           It is Company policy that employees ordinarily may not accept or offer any business gift of substantial value. Such gifts generally are inappropriate and may improperly influence the normal business relationship between the Company and its suppliers, investors or competitors. Gifts with a value over $500 will be considered to be substantial. If an employee is offered or proposes to offer any gift with a value over $500 (or cumulative gifts from or to any single source valued at over $500 per calendar year), the employee’s immediate supervisor must be notified and the gift may not be accepted or given unless specifically approved in writing by the supervisor (or in the case of the Chief Executive Officer, such person must provide notice to the Chairperson of the Business Conduct Policy Review Committee or, on the case where the person is accepting or providing gifts for the Company, such person shall first receive the written approval of the Chairperson of the Audit Committee).
           It is also Company policy that employees ordinarily may not accept or offer business entertainment of substantial value that is not consistent with applicable business practices for the applicable business on the premise that it might improperly influence the normal business relationship between the Company and its suppliers, investors or competitors. Generally entertainment with a value over $500 per person (or cumulative entertainment received from or given to any single source valued at over $1,000 per person per calendar year) will be considered substantial. If an employee proposes to offer any such substantial entertainment to a third party, the employee must obtain the advance written approval of his or her immediate supervisor. It is recognized that there may be particular circumstances where it would be appropriate for an employee to accept an invitation involving substantial business entertainment. However, substantial entertainment offered to an employee only may be accepted following written approval by the employee’s immediate supervisor (or in the case of the Chief Executive Officer, such person must provide notice to the Chairperson of the Business Conduct Policy Review Committee or, on the case where the person is accepting or providing entertainment for the Company has an Audit Committee, such person shall first receive the written approval of the Chairperson of the Audit Committee).

Discussion
           The exchange of gifts or social amenities, including sporting events, outings, hunting or fishing trips and other entertainment between suppliers, investors and competitors is acceptable when reasonably based on a clear business purpose and within the bounds of good taste. No such activities should be of a type which could embarrass or harm the reputation of the Company. Adherence to the foregoing policies and procedures is intended to avoid abuses while providing a degree of flexibility in respect of substantial gifts and entertainment.
           Please note that payments of money, gifts, services, entertainment or anything of value may not be offered or made available in any amount, directly or indirectly, to any government official or employee.
C.	RELATIONSHIPS WITH COMPANY VENDORS AND SUPPLIERS
Policy
           Company policy is to conduct all purchasing in accordance with (i) U.S. laws, (ii) Company procurement policies and (iii) Company principles of business ethics. It is also Company policy that employees shall endeavor to deal fairly with the Company’s vendors, suppliers, competitors, and employees while zealously seeking the best arrangements available for the Company but should not take unfair advantage of any of the above through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.
Discussion
           The Company purchases equipment, materials, products and services solely on the basis of their value and merit. Employees who make purchasing and contracting decisions for the Company have a responsibility for independence and objectivity of judgment that must not be compromised, nor appear to be compromised. During the supplier or vendor selection process, Company employees are accountable to seek the most technically efficient and cost-effective products and services and to evaluate them, using consistent and unbiased standards. The Company may from time to time develop systematic processes for placing orders for goods and services and authorizing contracts, which shall be utilized for all purchasing activity. Employees should not take unfair advantage of any of the above through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.
D.	PERSONAL USE OF COMPANY PROPERTY, RESOURCES, FACILITIES, ASSETS AND INNOVATIONS
Policy
           It is the policy of the Company that all employees (i) are prohibited from using Company property, resources or facilities for personal gain, (ii) may only use Company property, resources or facilities for limited personal purposes within prescribed guidelines and (iii) may not take advantage of inventions or ideas that are discovered by virtue of their employment.

Discussion
           Company resources are provided for Company business use. This Code provides guidance on the proper use of Company resources and addresses such issues as use of Company office equipment or other facilities for non-Company purposes.
           The continued success of the Company requires the commitment of all employees to the proper allocation and use of Company resources. Such resources, including Company physical property, information and intellectual property, are provided for Company business use. Nonetheless, limited personal use of Company resources by employees may occur without adversely affecting the Company’s interests. This Code authorizes such use, states requirements and directs Company managers and supervisors to use their discretion in making responsible decisions concerning the appropriate use of the resources they manage.
           This Code is not intended to cover every situation that could arise involving the use of Company resources. Interpretation of the requirements of the Code and questions concerning situations not covered herein should be discussed with and determined by the employees’ immediate supervisor. In this regard, employees should seek additional guidance concerning proper use of Company resources from their immediate supervisor, who will refer the matter to the Business Conduct Review Committee referenced in Chapter 4, Part B, if specific guidance is desired.
           Employees are expected to use good judgment in the use of Company resources and are accountable for using such resources to perform Company business. Personal use of Company resources must not be conducted on a regular basis or result in significant added costs, disruption of business processes or any other disadvantage to the Company. Managers and supervisors are accountable for the resources assigned to their respective organizations and are empowered to resolve issues concerning their proper use.
           It is the intent of the Company to provide the communication systems necessary for the conduct of its business. Employees are expected to adhere to proper use of all communication systems, including but not limited to the telephone, electronic mail (e-mail), facsimile, Internet, corporate intranet, voice mail, computers and computer terminals and related networks, modems and systems software (“IT Systems”). Employees are permitted use of Company property and must comply with Company policies and procedures regarding its use.
           The communication systems are owned and operated by the Company and are to be used for the business of the Company. Employees should have no expectation of privacy of any correspondence, messages or information in the IT Systems. All messages sent and received, including personal messages, and all data and information stored on the Company’s IT Systems are Company property regardless of the content.
           The Company’s IT Systems are to be used by employees only for the purpose of conducting Company business. Employees may, however, use the Company’s IT Systems for the following incidental personal uses so long as such use does not interfere with the employee’s duties, is not done for pecuniary gain, does not conflict with the Company’s business, and does not violate any Company policy:
•	to send and receive necessary and occasional personal communications;

•	to prepare and store incidental personal data (such as personal calendars, personal address lists, and similar incidental personal data) in a reasonable manner;

•	to use the telephone system for brief and necessary personal calls; and

•	to access the Internet for brief personal searches and inquiries during meal times or other breaks, or outside of work hours, provided that employees adhere to all other usage policies.
           The Company assumes no liability for loss, damage, destruction, alteration, disclosure, or misuse of any personal data or communications transmitted over or stored on the Company’s IT Systems. The Company accepts no responsibility or liability for the loss or non-delivery of any personal electronic mail or voicemail communications or any personal data stored on any Company property. The Company strongly discourages employees from storing any personal data on any of the Company’s IT Systems.
           The Company reserves the right to access and disclose all such messages sent by its employees for any purpose. All such messages, regardless of content or the intent of the sender, are a form of corporate correspondence, and are subject to the same internal and external regulation, security and scrutiny as any other corporate correspondence. E-mail communications must be written following customary business communications practices as is used in Company correspondence. E-mail communications are official internal Company communications, which may be subject to summons in legal proceedings. Work-related messages should be directed to the affected employee(s) rather than sending a global message to all employees.
           The Company’s communication systems shall not be used as a forum to promote religious, political or other personal causes, or any illegal activity. Offensive or improper messages or opinions, transmission of sexually explicit images, messages, cartoons, or other such items, or messages that may be construed as harassment or disparagement of others based on race, national origin, sex, sexual orientation, age, disability, or religion are also prohibited on the Company’s communication systems.
           Employees shall not attempt to gain access to another employee’s personal communications system and messages. The Company, however, reserves the right to access and/or disclose an employee’s messages at any time, without notice to the employee.
           Ideas and innovations developed or discovered by virtue of employment by the Company are Company, not individual, assets. All inventions, discoveries or ideas relating to Company business, services or products which employees may make, develop or have during or by virtue of their employment by the Company, must be promptly and fully disclosed by them to the Company and shall be the Company’s exclusive property. At the Company’s request, employees shall sign all documents necessary or helpful to transfer patent rights or copyrights to the Company with respect to any such inventions, discoveries or ideas.
E.	CONFIDENTIAL INFORMATION, DATA AND DOCUMENTS
Policy
           Employees may not provide any confidential information, data or documents belonging to the Company or its customers, suppliers, tenants, investors or other business relations to any third party without the express written consent of the employee’s immediate supervisor. This includes, but is not limited to, any confidential Company documents relating to investors, customers, suppliers, tenants, assets or finances of the Company or any internal plans, employment arrangements (including the employee’s own employment arrangements) or other internal arrangements.

Discussion
           In performing their work, employees may access confidential information, data and documents and become aware of information about the Company, its investors, customers, suppliers, tenants or potential tenants and other business relations that are not generally known to the public. This includes bids, quotations, technologies, concepts, business strategies and plans, financial data, employment arrangements and other confidential sensitive information. It is the duty of every employee not to use or disclose this information improperly or in a way that could be detrimental to the interests of the Company or its suppliers, investors or tenants.
           Confidential information, data and documents should be protected by all Company employees and not disclosed to outsiders without specific written authorization from the employees’ immediate supervisor. Since inadvertent or improper disclosure could be harmful to the Company, employees should take every practicable step to preserve the confidentiality of the Company’s confidential information, data and documentation. For example, employees should not discuss material information in elevators, hallways, restaurants, airplanes, taxicabs or any place where they can be overheard, read confidential documents in public places or discard them where they can be retrieved by others, leave confidential documents in unattended conference rooms or leave confidential documents behind when the meeting or conference is over.
CHAPTER 3
COMPLIANCE WITH LAWS, RULES AND REGULATIONS
A.	LAWS, RULES AND REGULATIONS
Policy
           The Company conducts its business in strict compliance with all applicable laws, rules and regulations, including but not limited to antitrust laws, insider trading laws and laws and regulations relating to recordkeeping and internal controls. The Company promotes full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company. All employees and directors involved in the Company’s disclosure process, including the senior financial officers, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside of the Company, including the Company’s independent auditors. In addition, any employee or director who has a supervisory role in the Company’s disclosure process has an obligation to discharge his or her responsibilities diligently. Company policy also prohibits employees having any discussion, communication, agreement or understanding with any competitor concerning bidding rates, pricing policy, terms or conditions of contracts, territorial markets, labor and other costs or the like. Any understanding or agreement with another person to refrain from doing business with an investor or supplier or otherwise engage in market collusion is against Company policy.
B.	POLITICAL CONTRIBUTIONS AND OTHER POLITICAL ACTIVITIES
Policy
           It is against Company policy, and may also be illegal, for any employee to:

•	use any Company funds, property or facilities, or normal working time of any of the Company’s employees, for any political activity; or

•	include, directly or indirectly, any political contribution that the employee may desire to make on the employee’s expense account or otherwise cause the Company to reimburse the employee or bear the cost for that expense.
           However, when permitted by law and authorized by the Chief Executive Officer, the Company may express its views through designated spokespersons on specific issues that are important to the Company’s business and may make contributions to, or otherwise support, candidates to elective office.
Discussion
           The Company encourages all of its employees to vote and become active in civic affairs and the political process. Employees must recognize, however, that their involvement and participation must be on an individual basis, on their own time and at their own expense. Federal laws restrict any corporate contributions to candidates for federal elections, and there are similar laws in many states. Examples of prohibited conduct include using Company secretarial time to send invitations for political fundraising events, using the Company telephone or email systems to make politically motivated solicitations, allowing any candidate to use any Company facilities, such as meeting rooms, for political purposes, or to loan any Company property to anyone for use in connection with a political campaign.
           The political process has become highly regulated, and any employee who has any question about what is or is not proper should consult with the Company’s Chief Accounting Officer before agreeing to do anything that could be construed as involving the Company in any political activity at the federal, state, or local levels.
C.	GOVERNMENT INVESTIGATIONS
Policy
           It is Company policy to cooperate fully with governmental authorities in the proper performance of their functions, consistent with the safeguards that the law has established for the benefit of persons under investigation.
Discussion
           In the event an employee is approached at home or at work in the United States by any government regulatory or law enforcement officials investigating the Company, its operations or business practices, the employee can insist that any interview take place at his or her office or other location away from home.
           In the event of a government investigation, the Company’s Chief Accounting Officer should be advised of the contacts immediately and, if possible, prior to supplying any information to the authorities. When notifying the Chief Accounting Officer, please try to report the name(s) of the officials and their government agency, along with the information they are requesting and, if disclosed, the nature of the investigation.
           It is extremely important that, in all instances, employees be truthful and accurate in all statements and information given to regulatory and law enforcement officials. For the avoidance of doubt, employees should never destroy or alter documents in connection with a pending or contemplated investigation, lie or make misleading statements or attempt to cause any other Company employee to do the same. Company policy and the law protect employees from retaliatory action for good faith activities in assisting investigations by government authorities.
D.	IMPROPER INFLUENCE ON CONDUCT OF AUDITS
Policy
           None of the Company’s officers or directors, or any other person acting under the direction thereof, may take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the Company’s financial statements for the purpose of rendering such financial statements materially misleading.
CHAPTER 4
ADMINISTRATIVE PROVISIONS AND ENFORCEMENT
A.	RESOURCES
           Questions relating to this Code and other Company policies and procedures should be submitted to the employee’s immediate supervisor. Questions or reports relative to this Code also may be submitted, on a confidential basis if desired, to the Business Conduct Policy Review Committee. For additional information, see Part B below.
           It must be emphasized that, if any employee has a question as to whether a particular action being considered might be inconsistent with this Code or be improper for any other reason, the employee should raise that question with his or her immediate supervisor and obtain clarification before taking any action.
B.	BUSINESS CONDUCT POLICY REVIEW COMMITTEE
           The Company has established a Business Conduct Policy Review Committee to review any questions relating to this Code and any situations that may involve a violation. The Business Conduct Policy Review Committee is comprised of the Company’s Chief Accounting Officer, Chief Financial Officer and other senior executives as are appointed from time to time. The initial Chairperson of the Business Conduct Policy Review Committee is the Company’s Chief Accounting Officer. The Chief Executive Officer may from time to time appoint successors as the Chairperson of this Committee. The Committee has been established as a resource for employees, and employees are encouraged to submit questions that may arise from time to time to the Business Conduct Policy Review Committee. The Committee will confidentially process all questions, statements and information it may receive relating to suspected violations, except under circumstances where enforcement action is required.
C.	“WHISTLEBLOWER” REPORTING AND AUDITING
           All employees should be alert and sensitive to situations that could result in actions by themselves, other employees or third parties that might violate the standards of conduct set forth in this Code or applicable U.S. laws. Any employee who knows or believes that another employee or agent of the Company has engaged or is contemplating or engaging in improper conduct contrary to Company policy or in any illegal activity is encouraged to report such information.
           Generally, such matters should be raised first with an employee’s immediate supervisor. This may provide valuable insights or perspectives and encourage resolution of problems within the appropriate work unit. However, an employee who would not be comfortable raising a matter with his or her immediate supervisor, or who does not believe the supervisor will deal with the matter properly, should raise the matter with the appropriate department head or the Business Conduct Policy Review Committee.
           The Company’s employees have been accorded a means of contacting the Business Conduct Policy Review Committee for any purpose, including reporting suspected violations of this Code of Business Conduct Policy or any other Company policy. An employee may report such matters by submitting such report by mail addressed to the Chief Accounting Officer. All such written communications should be clearly marked on the envelope “Confidential to the Chief Accounting Officer” and will be submitted to the Business Conduct Policy Review Committee.
           Additionally, employees or non-employees may report any concerns regarding questionable accounting, auditing or other matters of business on a confidential basis directly to the Chairperson of the Audit Committee, who is an independent non-employee director. Such reports may be submitted by mail addressed as follows: Chairperson of the Audit Committee, Education Realty Trust, Inc., 530 Oak Court Drive, Suite 300, Memphis, Tennessee 38117.
           All communications pursuant to this paragraph shall be confidentially processed except under circumstances where enforcement action is required. Employees may freely report such information, in name or anonymously as they deem appropriate.
D.	REPORTING PROCEDURES
           Employees should follow the reporting procedures established by this Code and should refrain from reporting such activities outside of such procedures. Employees must keep in mind the serious nature of any accusation of violation of this Code and/or law and any such report must be made in good faith and believed to be true. An employee who is incorrectly or falsely accused of violation of this Code or of law may suffer significant personal damage for which the reporting party and the Company may become liable.
E.	NON-RETALIATION POLICY
           Company policy prohibits any form of retaliation for good faith reporting of suspected violations of this Code or any other Company policy. The Company will take appropriate disciplinary action against any employee who directly or indirectly retaliates against an employee who reports a suspected violation of Company policy. Although an employee will not be subject to any disciplinary or retaliatory action for filing a good faith report of a suspected or potential violation of this Code, the filing of a known false or malicious report will not be tolerated. Anyone participating in the filing of such a report will be subject to appropriate disciplinary action.
F.	ENFORCEMENT
           Compliance with the provisions and requirements of this Code periodically will be evaluated and monitored by the Business Conduct Policy Review Committee. The principles set forth in this Code will be enforced at all levels, fairly and without prejudice. Employees who violate this Code will be subject to disciplinary action, ranging from a reprimand to dismissal and possible civil action or criminal prosecution.

G.	PERIODIC COMPLIANCE QUESTIONNAIRE
           The Company periodically will circulate a Compliance Questionnaire to selected employees, including but not limited to officers, managers, supervisors and those with purchasing authority. Completion of the Questionnaire will be required in order to monitor compliance with various provisions of this Code. Responses to the Questionnaire will be maintained on a confidential basis by the Business Conduct Policy Review Committee except under circumstances where enforcement action is required. The Compliance Questionnaire is an important means of monitoring compliance with this Code, and employees are expected to carefully review the Questionnaire and respond in a timely manner.
H.	IMPLEMENTATION
           This Code is being distributed to all employees of the Company and is effective immediately. This Code does not alter any existing legal rights and obligations of the Company and is not a guarantee of future employment.
I.	CHANGES AND AMENDMENTS
           The Company reserves the right to change or amend any provisions of this Code as it may deem appropriate from time to time. All employees will be notified in writing by the Company whenever changes or amendments are implemented, and the revised Code will be posted on the Company’s website.

CODE OF BUSINESS CONDUCT AND ETHICS
ACKNOWLEDGMENT
           READ CAREFULLY BEFORE SIGNING.
•	I acknowledge receipt of the Company’s Code Business Conduct and Ethics (“Code”);

•	I acknowledge that I read and understood the contents of the Code;

•	I acknowledge that I will abide by the terms of the Code; and

•	I understand that this Code does not create a contract of employment and that it does not create a contract for benefits. My employment with the Company is on an at-will basis, unless I have a written employment agreement that expressly states otherwise and that has been signed by an officer of the Company. I understand and agree that, at my option or the Company’s option, my employment, benefits, and compensation may be terminated at any time, with or without cause or notice.
           With my signature, I indicate that I have read and understood this important acknowledgment.

Date	Employee’s Signature

Employee’s Printed Name

Witness